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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO-C
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              ACNIELSEN CORPORATION
                            (Name of Subject Company)

                            ARTIST ACQUISITION, INC.
                                    VNU N.V.
                                    (Offeror)
(Names of Filing Persons (identifying status as offeror, issuer or other person)


                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)


                                    004833109
                      (CUSIP Number of Class of Securities)


TH.C.M. VAN KAMPEN, ESQ.                            JAMES ROSS, ESQ.
      VNU N.V.                                        VNU USA, INC.
      P.O. BOX 1                                      770 BROADWAY
    200 MA HAARLEM                                NEW YORK, NEW YORK 10003
    THE NETHERLANDS                                  (646) 654-5000
  (011) 31-23-546-3463

  (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications on Behalf of filing persons)

                                   Copies to:
                                JOHN MADDEN, ESQ.
                               CLARE O'BRIEN, ESQ.
                               SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000

                            CALCULATION OF FILING FEE

                 TRANSACTION VALUATION              AMOUNT OF FILING FEE
                 ---------------------              --------------------
                     NOT APPLICABLE                 NOT APPLICABLE

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:                              Filing Party:
                        ------------                               -------------
Form or Registration No.:                            Date Filed:
                        ------------                               -------------
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[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

[X]  third-party tender offer subject to Rule 14d-1.
[ ]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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                                  EXHIBIT INDEX

Exhibit
  No.                      Description
  ---                      -----------
99.1                       Press Release issued by VNU N.V. on December 18, 2000.

99.2 Presentation by VNU N.V. to analysts and investors on December 18, 2000.

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